The St. Joe Company

133 South WaterSound Parkway

WaterSound, FL 32413

850-231-6400

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY PROVIDES AN UPDATE ON THE BAY-WALTON COUNTY SECTOR PLAN ENTITLEMENTS AND
REPORTS SELECTED PRELIMINARY RESULTS FOR SECOND QUARTER 2015

WaterSound, Florida – (June 30, 2015) – The St. Joe Company (NYSE: JOE) (the “Company”) announced today that the Bay-Walton County Sector Plan (the “Sector Plan”) has been officially adopted by Bay County and Walton County. In addition, the Sector Plan has been found in compliance with state law and is therefore in effect. The Sector Plan is a master plan that includes entitlements, or legal rights, to develop over 170,000 residential units and over 22 million square feet of retail, commercial, and industrial uses on 110,500 acres of the Company’s land holdings.  A significant amount of these entitlements are planned to service the active adult retirement market and additionally, the Company anticipates a wide range of other residential and commercial uses.  While these entitlements are broadly defined, what will actually be developed will be a function of more detailed planning, analysis, and market conditions, which will occur over time. Additional information on the Sector Plan will be discussed at today’s annual meeting of shareholders which the Company will webcast on its website at www.joe.com.

The Company also announced today preliminary unaudited selected financial information for the second quarter of 2015. Based upon preliminary financial data, the Company expects revenue for the second quarter of 2015 to be approximately $36 million to $38 million as compared to $68.2 million in the second quarter of 2014. The RiverTown sale accounted for $43.6 million of revenue in the second quarter of 2014. The Company anticipates pre-tax income to be in the range of $2 million to $3 million for the second quarter of 2015 as compared to pre-tax income of $23.3 million for the second quarter of 2014, which included $26 million pre-tax income from the RiverTown sale. Preliminary results for the second quarter of 2015 include approximately $6.4 million for legal reserves that the Company expects to record during the quarter arising from the ongoing SEC investigation. Of this amount, $2.9 million is related to legal expenses for which the Company has received a reservation of rights from the insurer and $3.5 million is related to potential settlement costs. The Company expects that its effective tax rate for the quarter will be higher than its historical rates as amounts reserved for settlement costs may not be deductible for income tax purposes.

The preliminary financial results presented in this release are based solely upon information available as of the date of this release, are not a comprehensive statement of Company’s financial results or positions as of or for the quarter, and have not been audited or reviewed by our independent registered accounting firm. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented above. As a result, the preliminary results above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Additional information with respect to the Company’s results for the second quarter of 2015 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the intended use and impact of the Sector Plan and the Company’s preliminary unaudited 2015 financial performance including estimated revenue, pre-tax income, legal reserves and expenses, and tax rate. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including the final results of the Company’s audit.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development and operating company with real estate assets and operations currently concentrated primarily between Tallahassee and Destin, Florida. The Company currently uses these assets in its residential or commercial real estate developments, resorts and leisure operations, leasing operations or its forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2015, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com